Exhibit 10.1

SUMMARY SHEET FOR 2025 NON-EMPLOYEE DIRECTOR COMPENSATION

Radius Recycling, Inc.

The following table sets forth the compensation for the Company’s non-employee Directors for the Board term commencing at the 2025 annual meeting of shareholders:

Annual Cash Retainer

Annual cash retainer for non-employee Directors of $90,000 ($120,000 for the Lead Director) paid in arrears in four equal installments on or about March 31, 2025, June 30, 2025, September 30, 2025, and December 30, 2025 (the “Installment Dates”) for the Company’s most-recently ended fiscal quarter.

Annual Deferred Stock Unit Grant

Annual grant of Deferred Stock Units to non-employee Directors for the right to receive shares of the Company’s Class A Common Stock equal to the number of shares determined by dividing $120,000 by the closing market price of the Company’s Class A Common Stock on the grant date.

Committee Member and Committee Chairman Fees

Audit Committee: $25,000 annual fee for Chair and $10,000 annual fee for Members.

Compensation and Human Resources Committee: $18,000 annual fee for Chair and $7,500 annual fee for Members.

Nominating & Corporate Governance Committee: $15,000 annual fee for Chair and $5,000 annual fee for Members.

Committee Member and Committee Chairman fees are paid in arrears in four equal installments on the Installment Dates.

All Deferred Stock Units are granted under the Company’s 2024 Omnibus Incentive Plan, and are subject to the terms of such plan and the applicable Deferred Stock Units award agreements approved for issuance of Deferred Stock Units to non-employee Directors under the plan.

Non-employee Directors may elect to defer all or part of their compensation under the Deferred Compensation Plan for Non-Employee Directors, which was adopted by the Board in 2006 and amended and restated as of January 2022.